Duke Energy PremierNotes
SM
John Heffernan Joe Crapster
Director, Corporate Finance Manager, Shareholder Communications
Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-173282

Duke Energy Corporation has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Duke
Energy Corporation has filed with the SEC, for more complete information about Duke
Energy Corporation and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov or by downloading them from the Duke Energy
PremierNotes website. Alternatively, Duke Energy Corporation will arrange to send you a prospectus if you request it by calling toll free at 800-659-DUKE (3853).

Introducing PremierNotes
An investment opportunity offering individuals an easy way to invest directly in Duke
Energy Corporation
The Notes are an new unsecured and unsubordinated debt obligation of Duke Energy
Duke Energy has consistently met its financial obligations throughout its history
PremierNotes is an easily accessible, interest bearing investment
Offers an alternative to a savings, money market account and certificates of deposit
You may redeem some or all of your investment at any time through check writing and other redemption options
Earns a floating interest rate
Rates are evaluated on a weekly basis
Current rates are available by:
Visiting our website at
Calling 800-659-DUKE (3853)

www.duke-energy.com/premiernotes

Duke Energy’s Motivation for Program
Why PremierNotes is beneficial for Duke Energy
Provides an additional liquidity and funding source to supplement funds raised through the traditional sources
Diversifying the company’s new debt sources helps to ensure access to capital in all market conditions and at a competitive rate
Allows direct access to retail investors
Why Duke Energy is approaching employees
Employees have an understanding of the company and it’s business model
Offer a launching platform for the program

Important Considerations
PremierNotes is not an employee benefit; no company matching
Voluntary Participation
Contact the PremierNotes team for questions by calling us or visiting our website
Consider the risks carefully before investing
Investment risk of the notes
Your personal financial exposure to Duke Energy Corporation
Your Paycheck
Direct or indirect investment in Duke Energy Stock
Direct or indirect investment in Duke Energy Debt
Consider your financial resources and investment objectives before investing in the notes
You should seek advice from a reputable financial advisor before investing in the notes

Investment Risks
PremierNotes is a direct investment in Duke Energy and is not an investment in a diversified money market mutual fund
PremierNotes is not FDIC insured and not guaranteed by Duke Energy or any of its subsidiaries
PremierNotes is not rated by any rating agency and is not anticipated to be rated in the future
See PremierNotes Prospectus for more details

Program Attributes
Earn a higher return than typical bank checking, savings, or money market accounts
Easy access via checks, ACH and wire transfers for both investments and redemptions
Minimum rate to be 0.25% greater than the iMoneyNet Money Fund Average
Higher balances have higher returns
No administrative or maintenance fees, free checks, unlimited check writing
Low minimum balance of $1,000, with a special buildup option for Duke
Energy employees and retirees

Investing in PremierNotes
There are five ways you can add to your PremierNotes investment:
1. Check Investment
Mail a check for $50 ($1,000 for initial investment) or more with an accompanied investment slip
2. Automatic Investment
Authorize PremierNotes to add the same amount to your Duke Energy Premier Notes investment automatically on the same day each month ($50 minimum) from your pre-authorized bank account
(linked bank account)
3. Directed Investment
Make non-recurring electronic transfers from your linked bank account for a prescribed amount ($50 minimum) by calling PremierNotes
4. Wire Transfer Investment
Make wire transfer investments into Duke Energy Premier Notes ($1,000 minimum) by contacting your bank
Wire Transfer details available by calling PremierNotes
5. Automatic Social Security Investment
Invest your social security benefit in Duke Energy PremierNotes. Contact your local Social Security
Administration office for more details

Withdrawing any of your investment
There are five ways you can redeem your investment at any time:
1. Check Redemption
Unlimited check writing out of your PremierNotes investment ($250 minimum per check)
2. Written Redemption
Redeem all or part of your investment by writing a letter to PremierNotes ($250 minimum)
3. Bank Check Redemption
Call PremierNotes and request a bank check be sent to the registered account address
($250 minimum)
4. Directed Redemption
Call PremierNotes and request a non-recurring electronic transfer (ACH) to your linked bank account for the prescribed amount ($250 minimum).
5. Wire Transfer Redemption
Call PremierNotes and request a non-recurring electronic transfer (Bank Wire Transfer) to your linked bank account ($1,000 minimum, Fee Applies)

How to make your initial investment
1. Obtain an application by either requesting an Enrollment Kit or download the form from our website
2. Select and complete your initial investment option:
A. Include a check for at least $1,000 or
B.
Choose the Duke Energy Employee Investment Option on the application form to invest
$100 per month through payroll direct deposit or your linked bank account
See application for more details
3. Mail a completed application to the address provided on the form
We strongly recommend investors link their bank account to the PremierNotes investment during the application process to allow electronic transfers and save time and effort in the future

What you can expect after your application is submitted
After your investment is open you will expect to receive :
A Welcome Kit that includes:
1. Welcome letter
2. Checkbook, Investment Slips and Change of Address/Check Reorder Form
3. Program FAQ’s
4. Return envelope for future investments
For those of you that elected the Duke Energy Employee Investment
Option using the Payroll Directed Investment, instructions on how to set up payroll direct deposit will be included in your Welcome Letter

How to make changes
To make changes to your investment information and features, you must contact us and we may require you to submit a change form to:
Duke Energy PremierNotes
P.O. Box 75708
Chicago, IL 60675-5708
Change forms can be downloaded on the website or mailed to your home
Common changes include:
1. Address
2. Name
3. Bank Account number, Bank Name and ABA
4. Automatic Investment Amount

How to close your investment
If you enroll in the program and later determine this investment is not meeting your financial goals, you may close your investment at any time by:
1. Request in writing that your investment be closed
2. Request by telephone that your investment be closed

Fee structure

Service
Fee
Administrative Fees
Insufficient funds
Stop payment requests
Wire redemptions
Redemptions for less than $250
Investment balance less than $1,000
None
$20
$15
$15
$10
$10/month

Current PremierNotes Rates Investment Amount Rate Yield Less than $10,000 1.30% 1.31% $10,000 to $49,999 1.50% 1.51% $50,000 to $250,000 1.70% 1.71% 15 *Rates effective April 4, 2011

Questions?
For further information, please contact us at:
Website
Phone
Email
Mail
www.duke-energy.com/premiernotes
800-659-DUKE (3853)
Duke Energy PremierNotes
P.O. Box 75708
Chicago, IL 60675-5708
PremierNotes@duke-energy.com